                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                    First Investors Financial Services Group
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                 First Investors Financial Services Group, Inc.
                         675 Bering Drive, Suite 710
                             Houston, Texas 77057

               ===================================================
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               SEPTEMBER 10, 2002
               ===================================================


Dear Shareholder:


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Investors Financial Services Group, Inc., a Texas corporation, will be held at the offices of the Company located at 675 Bering Drive, Suite 710, Houston, Texas 77057, on Tuesday, September 10, 2002 at 10 a.m., local time, for the following purposes:

    1. To elect seven directors to serve for the ensuing year or until their respective successors have been elected and qualified.
    2. To consider and vote upon a proposal to increase by 200,000 shares the number of shares of common stock available for issuance under the 1995 Employee Stock Option Plan.
    3. To consider and vote upon the establishment of the 2002 Non-Employee Director Stock Option Plan.
    4. To consider and vote upon a proposal to ratify the appointment of Grant Thornton LLP as our independent accountants for the fiscal year ended April 30, 2003.
    5. To transact any other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

    The close of business on July 31, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

    The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2002, accompanies the enclosed proxy statement.

                                       By Order of the Board of Directors


Houston, Texas
August 5, 2002                         Bennie H. Duck, Secretary


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                    FIRST INVESTORS FINANCIAL SERVICES, INC.
                          675 BERING DRIVE, SUITE 710
                              HOUSTON, TEXAS 77057

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 10, 2002

    We are soliciting the accompanying proxy in connection with our annual meeting of shareholders to be held at our offices located at 675 Bering Drive, Suite 710, Houston, Texas 77057, on September 10, 2002 at 10 a.m., local time. When the proxy is properly executed and returned, the shares of common stock it represents will be voted at the annual meeting as directed. Unless otherwise specified, the shares will be voted "FOR" the proposals. As of the date of this proxy statement, management does not know of any matters to be brought before the annual meeting other than the proposals set forth in the notice accompanying this proxy statement; however, should any other matters be properly raised at the annual meeting, it is the intention of each of the persons named in the proxy to vote the shares represented by the proxy in accordance with his judgment.

    A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to our corporate Secretary at or before the annual meeting, by duly executing a subsequent proxy relating to the same number of shares or by attending the annual meeting and voting in person.

    We are sending this proxy statement and accompanying notice, proxy card and our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, to shareholders on or about August 5, 2002.

                                VOTING SECURITIES

    Only holders of record of our common stock at the close of business on July 31, 2002, are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date there were 5,026,269 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote. Shareholders may not cumulate their votes.

    The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business. A plurality vote of the outstanding shares of common stock represented at the annual meeting is required for the election of directors. The affirmative vote of a majority of the outstanding shares of common stock represented at the annual meeting is required to approve each other proposal. If a share of common stock is represented for any purpose at the annual meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining the number of votes present. Shares with respect to which authority is witheld, abstentions and shares held by brokers or nominees that are not voted are treated as shares as to which voting authority has been witheld by the holder of those shares and, therefore, as shares not voting on the proposal.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

    At the annual meeting, seven directors will be elected to hold office until the 2003 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each of the nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified us that he intends to serve, if elected.

    The seven nominees receiving the highest number of affirmative votes will be elected to the Board. Shareholders may withhold authority to vote for any or all nominees for director. If any nominee becomes unavailable for election for any reason, then the shares represented by the proxy will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the Board as replacements for those who become unavailable. Discretionary authority to do so is included in the proxy.

    The following table sets forth certain information concerning the persons who have been nominated for election as directors.

            Name               Age                       Position
            ----               ---                       --------
Tommy A. Moore, Jr.             45  Chairman of the Board, President and Chief
                                    Executive Officer
Roberto Marchesini              58  Director and Vice President - Portfolio Risk Management

Walter A. Stockard (1)          90  Director

Robert L. Clarke (1)(2)         60  Director

Walter A. Stockard, Jr. (1)(2)  50  Director

Seymour M. Jacobs (2)           41  Director

John H. Buck                    59  Director

--------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

    TOMMY A. MOORE, JR., a co-founder of the Company in 1989, has served as its President and Chief Executive Officer and a director since that time. Mr. Moore was elected to the additional position of Chairman of the Board in July, 2000. Prior to organizing the Company, Mr. Moore was employed in commercial banking in Houston, Texas where his responsibilities included retail and commercial lending, and also served for a time as manager of finance and leasing for a Houston auto dealership.

    DR. ROBERTO MARCHESINI became a director in June 1995, and served as the Treasurer, Secretary and Chief Financial Officer of the Company from its inception in 1989 until May 1, 1996, when his duties were reduced to enable him to resume his teaching pursuits. He remains a director and also continues to serve the Company as its Vice President - Portfolio Risk Management. Prior to June 1995 and subsequent to May 1, 1996, he has also been employed as a Professor of Finance at the University of Houston, Clear Lake, where he has taught in the areas of finance, economics and accounting since 1974 and has served as the Associate Director of the University's Center for Economic Development and Research. Dr. Marchesini holds a Ph.D. degree in economics conferred by the University of Texas in 1974 and a degree in accounting received from the Technical Institute of Rome in 1963.

    WALTER A. STOCKARD, a certified public accountant, co-founded the Company with Mr. Moore in 1989 and has been a director since that time. Mr. Stockard is an independent oil operator and an investor in oil and gas properties. He founded Alamo Barge Lines, Inc. in 1947 and was a substantial shareholder of that company until its sale in 1980. Mr. Stockard was also a founder of Big Six Drilling Company in 1945 and served as its vice president until 1992.

    ROBERT L. CLARKE became a director in June 1995, and is a senior partner of the law firm of Bracewell & Patterson LLP, Houston, Texas. From 1985 to 1992, he served as the Comptroller of the Currency of the United States. Mr. Clarke also serves as a director of Centex Construction Products, Inc., a publicly-held company.

    WALTER A. STOCKARD, JR. has been a director of the Company since 1989 and has been an investor in oil and gas properties and real estate for more than the past five years.

    SEYMOUR M. JACOBS became a director in November 2000 and is the founder and General Partner of JAM

Partners, L.P., a hedge fund based in New York City and the managing member of Jacobs Asset Management LLC, an investment management firm also located in New York City. Prior to founding these firms, Mr. Jacobs worked as an investment securities analyst from 1983-1995, including most recently with Alex. Brown and Sons which served as the lead underwriter of the Company's initial public offering. Mr. Jacobs also serves as a director of BYL Bancorp, a publicly-held bank holding company.

    JOHN H. BUCK is a retired founding partner of the Houston law firm of Buck, Keenan and Gage and served as corporate legal counsel to the Company from 1992 until his retirement. Mr. Buck is a graduate of Yale Law School and has over 31 years experience in general corporate and securities law and commercial litigation including transactional work in corporate finance and mergers and acquisitions. Mr. Buck serves on the Board of Directors of Sterling Bancshares, a Houston-based bank holding company.

RECOMMENDATION REGARDING ELECTION OF DIRECTORS

    The Board of Directors recommends that you vote FOR the seven named nominees to be elected as our directors.

                                   PROPOSAL 2:

                       INCREASE IN SHARES AVAILABLE UNDER
                        1995 EMPLOYEE STOCK OPTION PLAN

    The Board of Directors has approved an amendment to the 1995 Employee Stock Option Plan to increase the shares of common stock available for issuance under the plan by 200,000 and has directed that the amendment to the plan be submitted to our shareholders for approval. If this increase is approved by our shareholders, a total of 500,000 shares of common stock would be available for issuance under the plan.

    PURPOSE AND PARTICIPATION. The 1995 Employee Stock Option Plan was initially adopted in June 1995 and was thereafter approved by our shareholders. As approved by our shareholders, the plan provides for 300,000 shares of common stock, subject to adjustment in the event of certain changes in capitalization, to be issued under the plan to officers and key employees.

    As reflected in the table appearing below, as of April 30, 2002, the Compensation Committee had granted options covering a total of 260,500 shares of common stock, and 39,500 shares were available for issuance under the plan. If an option expires unexercised, is terminated, or is canceled or forfeited, the shares of common stock allocable to the unexercised portion of that option may again be subject to grant under the plan.

    In the opinion of the Board of Directors, it is appropriate to approve amending the 1995 Employee Stock Option Plan to increase the number of shares available for issuance so as to permit us the flexibility necessary to attract, retain and motivate qualified personnel for the benefit of our shareholders.

    ADMINISTRATION. The 1995 Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options may be granted either as incentive stock options (which are intended to qualify for certain favorable tax treatment) or as non-qualified stock options.

    OPTION TERMS. The Compensation Committee selects the persons to receive options and determines the exercise price, the duration, any conditions on exercise and other terms of the options. In the case of options intended to be incentive stock options, the exercise price may not be less than 100% of the fair market value per share of common stock on the date of grant. With respect to non-qualified stock options, the exercise price may be fixed as low as 50% of the fair market value per share at the time of grant. In no event may the duration of an option exceed 10 years and no option may be granted after the expiration of 10 years from the adoption of the plan.

    The exercise price of the option is payable in full upon exercise and payment may be in cash or, with our consent, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and shares. At the discretion of the Compensation Committee, options may be issued in tandem with stock appreciation rights entitling the option holder to receive an amount in cash or in shares of common stock, or a combination of cash and shares of common stock, equal in value to any increase in the fair market value of the common stock covered by the option since the date of grant.

    FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. No income will be recognized by a holder of an incentive stock option qualified under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes upon the grant or exercise of the option.
The basis of shares received by the option holder upon exercise of the option is the price paid for the shares. If the option holder holds the shares for at least one year after exercise and two years after the date of the option's grant, the option holder will recognize capital gain or loss upon sale of the shares equal to the difference between the amount realized on the sale and the exercise price. Generally, if the shares are not held for that period, the option holder will recognize ordinary income upon sale in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of such shares, or if less, the gain on disposition. Any additional gain realized by the option holder upon sale will be a capital gain.

    The excess of the fair market value of shares received upon the exercise of the option over the exercise price for the shares is an item of adjustment for the option holder for purposes of the alternative minimum tax.

    We are not entitled to a deduction upon the exercise of an incentive stock option. If the option holder disposes of the shares of stock received on exercise prior to the expiration of one year following the exercise or two years after the grant of the option, however, we may deduct an amount equal to the ordinary income recognized by the option holder upon sale of the shares at the time such income is recognized by the option holder, subject to certain limitations on the deductibility of compensation imposed by the Code.

    If an option holder uses already owned shares of common stock to pay the purchase price for shares, the resulting tax consequences will depend upon whether the already owned shares of common stock are "statutory option stock," and, if so, whether the statutory option stock has been held by the option holder for the applicable holding period required by the Code. In general, "statutory option stock" is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not restricted stock or stock acquired through the exercise of a nonstatutory stock option. If the stock is statutory option stock and the applicable holding period has been satisfied, no income will be recognized by the option holder upon transfer in payment of the purchase price of an incentive stock option. If the stock is not statutory option stock, no income will be recognized by the option holder upon transfer unless the stock is not substantially vested within the meaning of the Code (in which event the option holder will recognize ordinary income equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an incentive stock option is statutory option stock and the applicable holding period has not been satisfied, the transfer of the stock will result in the recognition of ordinary income by the option holder in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering the stock was exercised over the exercise price.

    FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Nonqualified stock options granted under the plan are not intended to meet the requirements of Section 422 of the Code. No income will be recognized by an option holder for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of the option, the option holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the purchase price of the shares.

    Income recognized by an option holder who is an employee will be considered compensation subject to withholding at the time the income is recognized. We generally will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder at the time of recognition.

    The basis of shares acquired by an option holder upon exercise of the option is the price paid for the shares plus the amount of any income recognized as a result of the exercise. If an option holder thereafter sells the shares, any amount realized over his basis will be capital gain for federal income tax purposes.

    If an option holder uses already owned shares of common stock to pay the purchase price for shares, the number of shares received which is equal to the number of shares delivered in payment of the purchase price will be a nontaxable exchange, and the fair market value of the remaining shares received by the option holder will be taxable as ordinary income. If the already owned shares of common stock are not statutory option stock or are statutory option stock and the applicable holding period under the Code has been satisfied, the shares received on exercise of the option will not be statutory option stock and the option holder's basis in the number of shares received will be equal to the basis of the shares delivered in payment. The basis of any remaining shares received upon exercise will be equal to the fair market value of such shares. If the already owned shares of common stock are statutory option stock and the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock or how the option holder's basis will be allocated among the shares received.

    OTHER TAX CONSEQUENCES. For United States federal estate tax purposes, the fair market value of an option held by an option holder at the time of his or her death will normally be includible in his or her gross estate. The acquisition, ownership or disposition of an option or shares acquired upon the exercise of an option may also have tax consequences under various state and foreign laws which may be applicable to certain option holders. These tax consequences, as well as the federal income and estate tax consequences described above, may vary from person to person depending upon the particular facts and circumstances involved.

    SHARES OF COMMON STOCK AVAILABLE FOR GRANT. As of April 30, 2002, the Compensation Committee had granted options covering a total of 260,500 shares of common stock to 17 of our officers and key employees.

    The following table summarizes pertinent information covering the options granted under the 1995 Employee Stock Option Plan. All options become exercisable in cumulative annual increments of 20% beginning one year from the date of each grant and, if not exercised, expire ten years from the date of each grant.

                                  Number of Shares
        Grant Date            Underlying Options Granted     Exercise Price ($/Share)
        ----------            --------------------------     ------------------------
           7/6/95                     30,000(1)                       11.00
          6/20/96                     10,000(2)                       11.00
          7/15/97                     41,000(3)                        7.38
          3/19/98                     10,000(4)                        6.75
           6/1/98                      2,500(5)                        7.25
         10/31/98                      5,000(5)                        4.75
          3/31/00                      5,000(6)                        5.25
           8/2/00                     94,500(7)                        4.75
           4/5/01                     62,500(8)                        4.00

--------------------
(1)  Granted to three officers .
(2) Granted to Bennie H. Duck in connection with his joining us as Vice President, Secretary, Treasurer and Chief Financial Officer.
(3)  Granted to three officers and one key employee.
(4) Granted to Joseph A. Pisano in connection with his joining us as Senior Vice President and Chief Operating Officer.
(5)  Granted to two officers.
(6)  Granted to an officer.
(7)  Granted to thirteen officers and two key employees.
(8)  Granted to eleven officers.

RECOMMENDATION REGARDING THE AMENDMENT OF THE 1995 EMPLOYEE STOCK OPTION PLAN

    The Board of Directors recommends that you vote FOR the amendment of the 1995 Employee Stock Option Plan to increase the number of shares of common stock available for issuance under the plan from 300,000 to 500,000.

                                   PROPOSAL 3:

                                 APPROVAL OF THE
                  2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    We believe that stock options can further align the interests of our directors with the interests of our shareholders, as well as help us attract and retain qualified directors. In order to accomplish these objectives, the Board of Directors has approved, subject to ratification by our shareholders, the establishment of the 2002 Non-Employee Director Stock Option Plan.

    PURPOSE AND PARTICIPATION. To promote the interests of our shareholders by attracting and retaining qualified non-employee directors by giving them the opportunity to acquire a proprietary interest in us and create increased personal interest in our continued success and progress. Participants are limited to persons who are non-employee directors at the time of grant.

    ADMINISTRATION. The Board of Directors administers the plan. The options granted under the plan will not be qualified as "incentive stock options" within the meaning of Section 422 of the Code.

    SHARES RESERVED. A total of 500,000 shares of common stock are available for issuance under the plan, subject to adjustment for a division or combination of the common stock and similar events. Shares underlying options that expire or are canceled prior to exercise or relinquishment in full, may again be subject to an option granted under the plan.

    OPTION TERMS. Option grants under the plan are of two types: automatic and discretionary. An automatic grant of an option to purchase 20,000 shares shall be made to each non-employee director immediately following approval of the plan by shareholders. Subsequent automatic grants of an option to purchase 20,000 shares shall be made to each non-employee director on July 15th of each year, beginning July 15, 2003.

    The plan also gives the Board of Directors discretionary authority to provide for additional option grants if our annual financial performance exceeds parameters established by the Board of Directors from time to time. The plan gives the Board of Directors discretion to establish the financial measures and targets that are prerequisites for a discretionary option grant, as well as the number of shares that are subject to the option grant. The Board of Directors intends to utilize this component of the plan to provide incentives for achieving results that materially exceed our annual operating
budget.   If earned, discretionary grants will be made on July 15th of each year.

    Additionally, the plan provides for a one-time grant of an option to purchase 50,000 shares to Robert L. Clarke, which is intended to replace a non-plan option previously issued to Mr. Clarke. This option will have terms consistent with other options granted under the plan, except that its purchase price shall be no less than $4.75 per share (the purchase price under the previously granted option) and it will be fully vested upon issuance. Each other option granted under the plan will vest in three equal annual installments.

    The purchase price for each share of common stock subject to each other option granted under the plan shall be equal to the fair market value on the date of grant. The fair market value of a share of common stock on a particular date will be the average of the high and low reported sales prices or, if there are have been no sales, the average closing bid and asked prices on the principal market on which the common stock is traded. If there are no published quotes for a share of common stock, its fair market value will be determined by the Board of Directors. As of July 19, 2002, the average of the high and low sales prices per share of common stock was $3.32.

    The purchase price may be paid in cash or in shares of common stock owned by the holder of the option, or in a combination of cash and common stock. The Board may permit the option holder to satisfy the purchase price by delivery of a promissory note or cause us to lend funds to the option holder sufficient for the holder to pay the purchase price of the shares. Also, the Board may permit the option holder, in lieu of purchasing the entire number of shares subject to purchase under the option, to relinquish all or any part of the then unexercised portion of the option (to the extent then exercisable) for a number of shares of common stock, for an amount of cash or for a combination of common stock and cash equal to the excess of the fair market value per share of common stock over the purchase price per share of common stock specified in the option.

    Each option will terminate ten years from the date of grant or such earlier date as the Board of Directors may prescribe.

    In the event we reorganize, merge or consolidate or are party to a plan of exchange with another corporation and our shareholders receive any shares of common stock or other securities or if we distribute ("Spin Off") securities of another corporation to our shareholders, there shall be substituted for the common stock subject to the unexercised portions of outstanding options an appropriate number of shares of common stock or other securities that were distributed to our shareholders or, in the case of a Spin Off, the securities distributed to our shareholders together with shares of common stock, in the number determined by the Board of Directors; provided, that we may elect to cancel the options upon a reorganization, merger, consolidation, plan of exchange or Spin Off or dissolution or liquidation by giving advance written notice to each option holder and permitting them at least thirty days to exercise the option in full.

    FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Options granted under the Non-Employee Directors Stock Option Plan are not intended to qualify as incentive stock options under Section 422 of the Code. For a discussion of the federal income tax consequences to recipients, and to us, relating to these options, please read the section entitled "Federal Income Tax Consequences of Nonqualified Stock Options" appearing under Proposal 2 above. For a discussion of the federal estate tax consequences to recipients of options under the plan, please read the section entitled "Other Tax Consequences" appearing under Proposal 2 above.

    NEW PLAN BENEFITS. Because the value of the options to be granted under the 2002 Non-Employee Director Stock Option Plan depend upon the market price of our common stock, which fluctuates, we cannot presently determine the benefits to be received by any particular individual or group of individuals under the plan.

RECOMMENDATION REGARDING APPROVAL OF THE 2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The Board of Directors recommends that you vote FOR approval of the 2002 Non-Employee Director Stock Option Plan.

                                   PROPOSAL 4:

                RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected the accounting firm of Grant Thornton LLP as our independent auditors to audit the books and records of us and our subsidiaries for the fiscal year ending April 30, 2003, subject to ratification by our shareholders.

    A representative of Grant Thornton LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

    Arthur Andersen LLP served as our independent auditor for the fiscal year ended April 30, 2001. On May 13, 2002, upon the recommendation of the Audit Committee, the Board of Directors formally dismissed Arthur Andersen as our independent auditor for the fiscal year ended April 30, 2002, and retained Grant Thornton LLP. On May 13, 2002 (amended May 21, 2002), we filed a Form 8-K reporting Arthur Andersen's dismissal and the engagement of Grant Thornton.

    The reports of Arthur Andersen on our consolidated balance sheets as of April 30, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended April 30, 2001, included in our annual report on Form 10-K filed July 24, 2001, contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. During such fiscal years and the interim periods preceding the date of dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference thereto in their report on our consolidated financial statements for such periods. Arthur Andersen has previously delivered a letter to the SEC indicating that it agrees with the similar statements that we made in the Form 8-K. We had not consulted with Grant Thornton on any accounting, auditing or financial reporting issue prior to their engagement.

RECOMMENDATION REGARDING THE RATIFICATION OF THE APPOINTMENT OF GRANT
THORNTON LLP

    The Board of Directors recommends that you vote FOR ratification of this appointment.

                OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

    During the fiscal year ended April 30, 2002, the Board of Directors met five times. All directors attended 75 percent or more of the meetings of the Board of Directors and of the committees of the Board on which they served during the past fiscal year.

    The Board of Directors has two committees: the Audit Committee and the Executive Compensation Committee. The Audit Committee, which met five times during the past fiscal year, acts as a direct liaison between the Board and our independent auditors, and its functions include recommending the engagement of auditors, reviewing the scope and results of the annual audit and reviewing, as appropriate, our accounting policies, internal controls and financial reporting practices. The Audit Committee operates under a written charter approved by the Board of Directors. Members of the Audit Committee for the fiscal year ended April 30, 2002, were Robert L. Clarke, Chairman, Seymour M. Jacobs and W.A. Stockard, Jr. Each member of the audit committee meets the membership requirements and are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.

    The Compensation Committee, which met one time during the past fiscal year, is responsible for formulating recommendations to the Board concerning salaries, bonuses and other compensation arrangements for executive management and for administering the 1995 Employee Stock Option Plan. During 2002, the Executive Compensation Committee was composed of three non-employee directors, Robert L. Clarke, W.A. Stockard and W.A. Stockard, Jr. The Board of Directors has no nominating committee.

    We pay a monthly fee in the amount of $500 to each director who is not one of our officers or employees, and reimburse their out-of-pocket expenses incurred in connection with their services as such, including travel expenses.

    In August 1995, when Robert L. Clarke joined the Board of Directors, he was granted a non-transferable option to purchase up to 20,000 shares of common stock, in recognition of the fact that he was the only member of the Board who was neither one of our executive officers nor a substantial shareholder. The option is exercisable in whole at any time or in part from time to time at an exercise price of $11.00 per share. On August 2, 2000, in recognition of Mr. Clark's service as a board member, the Board of Directors granted Mr. Clark a non-transferable option to purchase up to 50,000 shares of common stock, which is exercisable in whole at any time or in part from time to time at an exercise price of $4.75 per share Both options will terminate one year after Mr. Clarke ceases to be a member of the Board of Directors, except that in the event of Mr. Clarke's death while serving as a director the options would be exercisable by his heirs or representatives of his estate for a period of two years after the date of death.

    Walter A. Stockard, Jr. is the son of Walter A. Stockard.

                            OTHER EXECUTIVE OFFICERS

    Our executive officers that are not also directors, each of whom serves at the pleasure of the Board of Directors, are as follows:

      Name              Age                    Position
      ----              ---                    --------
Joseph A. Pisano        56      Senior Vice President and Chief Operating
                                Officer

Bennie H. Duck          38      Vice President, Secretary, Treasurer and
                                Chief Financial Officer

    JOSEPH A. PISANO joined us in March 1998 as Senior Vice President and Chief Operating Officer. He was previously employed by Gulf States Acceptance Company, a sub-prime auto finance company where he served for three years as Vice President of Operations. Prior to that, he served two years as General Manager of Nissan Motor Acceptance Corporation. In addition, he has 27 years of experience in lending and loan operations, including seven years as a Deputy Division Manager with National Westminster Bank and 18 years in business development positions at General Electric Credit Corporation.

    BENNIE H. DUCK joined us in May 1996 as Vice President, Secretary, Treasurer and Chief Financial Officer. Mr. Duck was previously employed for ten years by Bank of America in various capacities and most recently as a Vice President of Corporate Finance.

                          SUMMARY COMPENSATION TABLE

    The following table sets forth, for the past three fiscal years, the compensation of our President, Chief Financial Officer, and Chief Operating Officer.


                                Annual Compensation        Long Term
          Name and              -------------------       Compensation       All Other
     Principal Position       Year   Salary     Bonus     Stock Options    Compensation(1)
     ------------------       ----   ------     -----     -------------    ---------------
Tommy A. Moore, Jr.           2000  $150,000   $165,925                       $  -0-
President and Chief           2001  $150,000   $233,349                       $  -0-
Executive Officer             2002  $150,000   $  -0-                         $  1,163

Joseph A. Pisano              2000  $150,000   $ 15,000                       $  -0-
Senior Vice President and     2001  $150,000   $  -0-       30,000(2)         $  -0-
Chief Operating Officer       2002  $150,000   $  5,000                       $  1,125

Bennie H. Duck                2000  $140,000   $ 15,000                       $  -0-
Secretary, Treasurer and      2001  $140,000   $  -0-       30,000(2)         $  -0-
Chief Financial Officer       2002  $150,000   $  -0-                         $  1,092

--------------------
(1) Reflects amounts contributed by us as regular matching contributions under our 401(K) Plan.
(2) Consists of options under our 1995 Employee Stock Option Plan granted effective August 2, 2000 and April 5, 2001 covering 20,000 shares of common stock and 10,000 shares of common stock, respectively.

                              EMPLOYMENT AGREEMENTS

The employment agreements with Messrs. Duck and Pisano expired on July 31, 2000. No additional employment agreements have been entered into between the Company and any executive officer or key employee.

                                PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's (FIFS) Common Stock from May 1, 1997 through April 30, 2002 against the cumulative total return indices of the Nasdaq Stock (U.S.) Index and the Nasdaq Financial Index for the comparable period. The historical stock price performance for the Company's stock shown on the graph below is not necessarily indicative of future stock performance. The Company will not make nor endorse any predictions of future stock performance.


                                    [GRAPH]

    03/31/01      612.559      713.3460      4.000      147.570      145.244
    04/30/01      703.926      740.8740      3.600      169.581      150.849
    05/31/01      702.905      772.751        3.2       169.335      157.340
    06/30/01      721.917      805.837        3.4       173.915      164.076
    07/31/01      676.065      823.239        3.7       162.869      167.620
    08/31/01      602.473      795.551        3.6       145.140      161.982
    09/30/01      500.958       773.29       3.25       120.685      157.450
    10/31/01      565.28       750.298       3.15       136.180      152.768
    11/30/01      645.742      785.065       3.101      155.564      159.847
    12/31/01      651.174      816.586       3.497      156.873      166.265
    01/31/02      646.237      829.017       3.451      155.683      168.796
    02/28/02      579.043      839.925       3.55       139.496      171.017
    03/31/02      617.016      887.766       3.55       148.644      180.758
    04/30/02      566.005      920.139        3.7       136.355      187.350


                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee establishes and administers the Company's executive compensation programs. Executive officers of the Company whose compensation is established by the Compensation Committee are Tommy A. Moore, Jr., Joseph A. Pisano and Bennie H. Duck.

    The Compensation Committee strives to establish and maintain a competitive, fair and equitable compensation and benefits policy designed to retain personnel and to stimulate their useful and profitable efforts on behalf of the Company. Under the supervision of the Compensation Committee, the Company develops and implements compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore shareholder value, by aligning closely the financial interests of the Company's senior executives with those of its shareholders. The Compensation Committee has adopted the following guidelines for making its compensation decisions:

    - Provide a competitive total compensation package that enables the Company to attract and retain key executives.

    - Integrate all compensation programs with the Company's annual and long-term business objectives and strategy and focus executive behavior on the fulfillment of those objectives.

    - Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of shareholders.

    The Compensation Committee establishes all components of executive pay and reports and recommends its decisions to the Board for approval. During 2002, the primary components of the Company's executive compensation program were (1) base salary, (2) bonuses, and (3) stock option grants under the Company's 1995 Employee Stock Option Program.

    The Compensation Committee reviews the salary of each of these executive officers annually. In determining each executive officer's base salary the Compensation Committee considers the individual's performance, the performance of the Company and the individual's contribution to that performance, as well as the compensation practices of other companies. No changes were made to the base salaries of Mr. Moore and Mr. Pisano after consideration of these executives' salaries for 2002, and the overall financial performance of the Company during 2002. Mr. Pisano was awarded a bonus of $5,000 in August as a cost of living adjustment because his base salary had remained constant since he joined the Company in 1998. Mr. Duck's salary was increased from $140,000 to $150,000 to align his base compensation with other members of the executive management team and in consideration of the fact that Mr. Duck's base salary had not been increased since 1998.

    The bonus plan is formulated and paid on an annual basis following the Company's fiscal year end. A determination of whether to pay a bonus and the amount of any bonus is based primarily upon the overall performance of the Company and secondarily on the individual performance of each executive officer. During 2002, no bonuses were paid to executive officers as a consequence of the Company's financial performance for the year falling below internally generated plans.

    Awards under the 1995 Employee Stock Option Plan to executive officers, management and all other employees of the Company must be submitted to the Compensation Committee for approval. The Compensation Committee believes that grants of stock options to executive officers, management and other key employees of the Company align the interests of these individuals with the interests of stockholders. Stock options provide an ongoing, long-term, incentive to executive officers, management and key employees as the value of the stock options depends on the continued success of the Company. During 2002, the Compensation Committee elected not to award any stock options to executive management as a consequence of the Company's financial performance for the year falling below internally generated plans.

    As of June 30, 2002, stock options covering a total of 260,500 shares of common stock had been awarded under the 1995 Employee Stock Option Plan, with 39,500 shares remaining available for future grants. The Compensation Committee proposed to the Board of Directors that at the 2002 Annual Meeting the number of shares of common stock available under the 1995 Employee Stock Option Plan be increased to permit the Company to award stock options to executive officers, management and employees as both an incentive to achieve operating objectives and as a recognition for individual performance and contributions to the overall success of the Company. Specifically, the Compensation Committee recommended that the number of shares available under the Plan be increased from 300,000 to 500,000.

Date:  July 18, 2002

                          2002 COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                 W.A. Stockard
                               Robert L. Clarke
                             Walter A. Stockard, Jr.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the 2002 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                              AUDIT COMMITTEE REPORT

To the Board of Directors of First Investors Financial Services Group, Inc.

    We have reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended April 30, 2002. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATIONS WITH THE AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from the independenet auditors required by Independent Standard No. 1, INDEPENDENT DISCUSSIONS WITH AUDIT COMMITTEES, as amended, by the Independent Standards Board, and have discussed with the auditors the auditors' independence.

    Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended April 30, 2002.

                          FISCAL 2002 AUDIT FEE SUMMARY

    In 2001, the Company appointed Arthur Andersen LLP as its independent auditor for the fiscal year ended 2002. In conjunction with that appointment, Arthur Andersen LLP performed certain reviews and other services during the first three fiscal quarters ended January 31, 2002. In May 2002, prior to commencement of the 2002 audit, the Company elected to dismiss Arthur Andersen LLP and retained Grant Thornton LLP to perform the 2002 audit. Accordingly, the Company incurred fees for reviews of its quarterly financial statements and other fees in connection with work performed by Arthur Andersen LLP through the nine-month period ended January 2002, and incurred fees in connection with the 2002 audit prepared by Grant Thornton. The following is a description of those fees:

        Audit Fees (Arthur Andersen LLP)         $55,000
        Audit Fees (Grant Thornton LLP)         $140,000
        Financial Information Systems Design
          And Implementation Fees                     $0
        Income Tax Fees (Arthur Andersen LLP)    $38,000
        All Other Fees (Arthur Andersen LLP)     $33,000

The Audit Committee has considered whether the provision of the non-audit services by the Company's principal auditor is compatible with maintaining auditor independence and concluded that any non-audit services performed by the principal auditor did not create a conflict of interest with respect to the issuance of the 2002 audit opinion.

Date:  July 18, 2002

                             2002 AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS

                               Robert L. Clarke
                              W.A. Stockard, Jr.
                              Seymour M. Jacobs

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding beneficial ownership of our common stock, as of July 22, 2002, by: (i) each person who is known by us to own beneficially more than 5% of the issued and outstanding shares of common stock, (ii) each director, and (iii) each executive officer named in the Summary Compensation Table elsewhere herein. Unless otherwise indicated, each of the persons has sole voting and dispositive power over the shares of common stock shown as beneficially owned by such person.

                                                              Amount and
                                                               Nature of
                                         Position              Beneficial       Percent of
  Name and Address                     with Company            Ownership           Class
  ----------------                     ------------            ---------           -----
Tommy A. Moore, Jr.         Chairman of the Board, President    400,000             7.7%
675 Bering, Suite 710       and Chief Executive Officer
Houston, Texas 77057

Joseph A. Pisano            Senior Vice President                14,000(1)           *
675 Bering, Suite 710       and Chief Operating Officer
Houston, Texas  77057

Bennie H. Duck              Vice President, Secretary,           32,000(2)           *
675 Bering, Suite 710       Treasurer and Chief Financial
Houston, Texas 77057        Officer

Walter A. Stockard, Jr.     Director                            360,000(3)          7.0%
2001 Kirby, Suite 901
Houston, Texas 77019

Walter A. Stockard          Director                             75,000             1.5%
2001 Kirby, Suite 901
Houston, Texas 77019

Roberto Marchesini          Director and Vice President -        31,000(4)           *
675 Bering, Suite 710       Portfolio Risk Management
Houston, Texas 77057

Robert L. Clarke            Director                             70,000(5)          1.4%
711 Louisiana, Suite 2900
Houston, Texas 77002

Seymour M. Jacobs           Director                            369,500(6)          7.1%
One Fifth Avenue
New York, New York 10003

John H. Buck                Director                              5,000(7)           *
5100 Bank of America Center
700 Louisiana
Houston, Texas 77002

J. Randal Roberts                                               366,669(8)          7.1%
15 Sundown Parkway
Austin, Texas 78746

JAM Partners, Ltd.                                              324,000(6)          6.3%
One Fifth Avenue
New York, New York 10003

                                       14

John A. Levin & Company                                          279,300            5.4%
One Rockefeller Plaza, 19th Floor
New York, New York 10020

Dimensional Fund Advisors                                        457,400            8.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Kristene S. Moore                                                400,000            7.7%
P.O. Box 460445
Houston, Texas 77056

All executive officers and                                     1,356,500(9)        26.2%
directors as a group (10 persons)

--------------------
*   Less than 1% of the Common Stock outstanding.

(1) Reflects the currently exercisable portion of stock options held by Mr. Pisano covering 40,000 shares in the aggregate.
(2) Reflects the currently exercisable portion of stock options held by Mr. Duck covering 60,000 shares in the aggregate.
(3) Consists entirely of shares held by Mr. Stockard as custodian for two minor children, as to which shares he disclaims beneficial ownership.
(4) Reflects the currently exercisable portion of stock options held by Dr. Marchesini covering 45,000 shares in the aggregate.
(5) Reflects 70,000 shares that may be acquired pursuant to the exercise of a stock option.
(6) Includes 324,000 shares held by JAM Partners, L.P., 11,700 shares held by Mr. Jabobs individually, 25,000 shares held by JAM Special Opportunities Fund L.P. and 8,800 shares held by other affiliated individuals or entities as to which Mr. Jacobs may be deemed to be a beneficial holder.
(7) Consists entirely of shares owned by J.H. Buck Descendants' Trust over which Mr. Buck has sole voting and dispository powers.
(8) Includes 20,000 shares held by a trust for a minor child of Mr. Roberts, as to which shares he disclaims beneficial ownership.
(9) Includes 147,000 shares issuable upon exercise of stock options that are currently exercisable.


                          RELATED PARTY TRANSACTIONS

    On December 3, 2001, we entered into an agreement with W.A. Stockard, a member of our Board of Directors under which we may, from time to time, borrow up to $2.5 million. The proceeds of the borrowings will be utilized to fund certain private and open market purchases of our common stock pursuant to a Stock Repurchase Plan authorized by the Board of Directors and for general corporate purposes. Borrowings under the facility bear interest at a fixed rate of 10 percent per annum. The facility is unsecured and expressly subordinated to our senior credit facilities. The facility matures on December 3, 2008, but may be repaid at any time unless we are in default
on one of our other credit facilities.    As of July 23, 2002, $1,746,280 was
outstanding under this facility. Total interest expense incurred under this facility during the fiscal year ended April 30, 2002, was $17,260.27.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, executive officers and beneficial owners of more than ten percent of the outstanding common stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of common stock at the time they become subject to the reporting requirements and at the time of any changes in beneficial ownership occurring thereafter.

    In November 2000, when Mr. Seymour Jacobs was elected to the Board of Directors, Mr. Jacobs did not file a Form 3 disclosing that he beneficially held ownership in 338,500 shares of common stock within the time period required which, in the case of this Form 3 filing, was December 10, 2000. Mr. Jacobs subsequently filed a Form 3 disclosing his ownership position in November 2001.

    Based upon a review of reports submitted to us and representations of persons known by us to be subject to these reporting requirements, we believe that all such reports due in the fiscal year ended April 30, 2002, other than those discussed herein, were filed on a timely basis.

                               SHAREHOLDER PROPOSALS

    Any proposals of shareholders which are intended to be presented at the 2003 Annual Meeting of shareholders must be received by the Secretary by April 5, 2003, for consideration for inclusion in the proxy statement and form of proxy for that meeting. Any such proposals should be submitted to us at 675 Bering Drive, Suite 710, Houston, Texas 77057, attention: Corporate Secretary.

    Such proposals must also have complied with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if the proposal is to be considered for inclusion in our proxy statement for such meeting. We must receive notice of any shareholder proposal to be brought before the meeting outside the process of Rule 14a-8 at the address noted above not less than 45 days prior to the meeting; provided, if we give notice or prior public disclosure of the date of the annual meeting less than 50 days before the meeting, such shareholder's notice must be received not later than the close of business on the seventh day following the date on which our notice of the date of the annual meeting was mailed or public disclosure made.

                            EXPENSES OF SOLICITATION

    We will bear the cost of solicitation of proxies. Solicitation will be made initially by mail. Our directors, officers and other regular employees may, without compensation other than their regular compensation, solicit proxies by mail, telephone or other form of direct communication. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material to beneficial owners.

                                       By Order of the Board of Directors




                                       Bennie H. Duck, Secretary

                           FIRST INVESTORS FINANCIAL
                              SERVICES GROUP, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                          TUESDAY, SEPTEMBER 10, 2002





--------------------------------------------------------------------------------


  FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.                          PROXY
--------------------------------------------------------------------------------

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 10, 2002


Tommy A. Moore, Jr., and Roberto Marchesini, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of FIRST INVESTORS FINANCIAL SERVICES GROUP, INC. to be held at 675 Bering Drive, Suite 710, Houston, Texas 77057 on Tuesday, September 10, 2002 at 10:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.





                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                           - PLEASE DETACH HERE -


-------                                                                                                                      -------

                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1. Election of directors:   01 Tommy A. Moore, Jr.       05 Roberto Marchesini     [ ] Vote FOR             [ ] Vote WITHHELD
                            02 Walter A. Stockard        06 Seymour M. Jacobs          all nominees             from all nominees
                            03 Walter A. Stockard, Jr.   07 John H. Buck               (except as marked)
                            04 Robert L. Clarke
                                                                                   _________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)           _________________________________________________

2. Proposal to increase, by 200,000 shares, the number of shares                   [ ] For          [ ] Against          [ ] Abstain
   of Common Stock available for issuance under the 1995
   Employee Stock Option Plan.

3. Proposal to establish the 2002 Non-employee Director                            [ ] For          [ ] Against          [ ] Abstain
   Stock Option Plan.

4. Ratification of the appointment of Grant Thornton LLP as                        [ ] For          [ ] Against          [ ] Abstain
   independent accountants of the Company and its subsidiaries for the fiscal year ending April 30, 2003.

5. In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box   [ ]   Indicate changes below:

                                                                                      Date _________________________________________

                                                                                   _________________________________________________



                                                                                   _________________________________________________

                                                                                   Signature(s) in Box
                                                                                   Please sign exactly as your name(s) appears on
                                                                                   Proxy. If held in joint tenancy, all persons must
                                                                                   sign. Trustees, administrators, etc., should
                                                                                   include title and authority. Corporations should
                                                                                   provide full name of corporation and title of
                                                                                   authorized officer signing the proxy.

-------                                                                                                                      -------